Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
November 15, 2007
Registration Statement No. 333-147371
The Manitowoc Company, Inc.

Issuer:	The Manitowoc Company, Inc.
Symbol:	MTW
Size:	$157,920,000
Shares offered by the Issuer:	4,000,000 shares
Overallotment option:	None
Price to public:	$39.48 per share
Net proceeds to the issuer, after deducting underwriting discount
and estimated offering expenses:	$156,880,400
Trade date:	November 15, 2007
Closing date:	November 21, 2007
CUSIP:	563571108
Underwriter:	Morgan Stanley & Co. Incorporated
The following restates the “Capitalization” section contained in our preliminary prospectus supplement dated November 14, 2007 in order to, among other things, reflect the number of shares offered, the public offering price set forth above and the application of the net proceeds as described under “Use of Proceeds” in the preliminary prospectus supplement. A copy of our preliminary prospectus supplement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/61986/000095012407005822/c21550b5e424b5.htm

CAPITALIZATION
     The following table sets forth our capitalization as of September 30, 2007 on an actual basis and as adjusted giving effect to the sale of 4,000,000 shares of our common stock in this offering at the public offering price of $39.48 per share, after deducting the underwriting discount and estimated offering expenses and the application of the estimated net proceeds of this offering as described under “Use of Proceeds” in the preliminary prospectus supplement. You should read this table in conjunction with our historical financial statements and related notes incorporated by reference in the preliminary prospectus supplement and the accompanying prospectus.

	September 30, 2007
		As Adjusted for
	Actual	This Offering
	(in millions)

Cash and cash equivalents	$103.8	$157.4

Short-term debt	$10.4	$—
Long-term debt	263.4	170.5

Total debt	273.8	170.5

Stockholders’ equity:
Common stock, $0.01 par value	1.3	1.3
Additional paid-in capital	254.4	411.3
Accumulated other comprehensive income.	86.0	86.0
Retained earning	807.1	807.1
Treasury stock, at cost	(90.3)	(90.3)

Total stockholders’ equity	1,058.5	1,215.4

Total capitalization	$1,332.3	$1,385.9

The Manitowoc Company, Inc., the issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649 or by email at prospectus@morganstanley.com.